EXHIBIT 5.1

[LETTERHEAD OF MCGUIREWOODS LLP]

October 1, 2002

CarMax, Inc.
4900 Cox Road
Glen Allen, Virginia 23060

Ladies and Gentlemen:

You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the “Registration Statement”) relating to the CarMax, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”), the CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan (the “2002 Non-Employee Directors Stock Incentive Plan”) and the CarMax, Inc. 2002 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” and together with the 2002 Stock Incentive Plan and 2002 Non-Employee Directors Stock Incentive Plan, the “Plans”). The Registration Statement covers (i) 11,100,000 shares of common stock, $0.50 par value (“CarMax Stock”), which have been reserved for issuance under the Plans, and (ii) Rights to purchase CarMax, Inc. Preferred Stock, Series A, attached in equal number to the shares of CarMax Stock (“CarMax Rights”).

In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.  The CarMax Stock has been duly authorized, and, when issued and delivered as described in the 2002 Stock Incentive Plan, 2002 Non-Employee Directors Stock Incentive Plan or Employee Stock Purchase Plan, as the case may be, will be validly issued, fully paid and nonassessable.

2.  All corporate action required under the laws of the Commonwealth of Virginia has been taken for the CarMax Rights, if and when issued pursuant to the terms and provisions of the Rights Agreement, dated as of May 21, 2002 (the “Rights Agreement”), between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent, to be validly issued; and the CarMax Rights, when so issued, shall be binding obligations of the Company under Virginia law.

The opinion set forth in paragraph 2 concerning the CarMax Rights is limited to the valid issuance of the CarMax Rights under the Virginia Stock Corporation Act and the binding effect of the CarMax Rights under the contract law of Virginia, the law governing the Rights Agreement. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of the CarMax Rights.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement [and in any amendment thereto]. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act
.

Very truly yours,

/s/ MCGUIREWOODS LLP